Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Equity Trust

We consent to the use of our report dated July 25, 2019, with respect to the financial statements of Voya Corporate Leaders® 100 Fund, Voya Global Multi-Asset Fund, Voya Large-Cap Growth Fund, Voya Large Cap Value Fund, Voya Mid Cap Research Enhanced Index Fund, Voya MidCap Opportunities Fund, Voya Multi-Manager Mid Cap Value Fund, Voya Small Company Fund, Voya SmallCap Opportunities Fund, and Voya U.S. High Dividend Low Volatility Fund, each a series of Voya Equity Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

September 25, 2020